Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Alphatec Holdings, Inc. for the registration of up to $187,938,925 of securities of our report dated December 16, 2009, relating to:

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the consolidated balance sheet of Scient’x Group SA and its subsidiaries (the “Successor”) as of December 31, 2008 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the period from January 25, 2008 to December 31, 2008; and

•

the consolidated balance sheet of Ideal Medical Product SA and its subsidiaries (the “Predecessor”) of December 31, 2007 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the period from January 1, 2008 to January 24, 2008 and for the year ended December 31, 2007.

This report expresses an unqualified opinion and includes explanatory paragraphs relating to the accounting for the medical engineering business, which was sold and discontinued on January 25, 2008, and the accounting for the change in control following the acquisition of the Company by Healthpoint (Luxembourg) II SARL on January 25, 2008, and appears in the Preliminary Proxy Statement on Schedule 14A of Alphatec Holdings, Inc. dated December 24, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Associes

DELOITTE & ASSOCIES
Neuilly-sur-Seine, France
February 12, 2010